UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2006

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2909 Daimler Street
Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Divestiture of Semiconductor Business — Valence Technology Limited

On July 14, 2006, SRS Labs, Inc. (“SRS”) entered into a definitive Sale and Purchase Agreement (“Purchase Agreement”) to sell its semiconductor business, Valence Technology Limited (“Valence”) to Noblehigh Enterprises Inc. (“Noblehigh”). Noblehigh is owned by Willas Array Electronics (Holding) Limited (“Willas-Array”) as well as certain members of management of Valence, including Lionel Cheng, President of Valence, Hong Wa Poon, Sze Chuen Pele Lai, Kim Chiu Chang, Kwok Kwan Tong and Kai Ming Wong (collectively such individuals are referred to herein as the “Management Buyers”).

The sale to Noblehigh will be effected through two simultaneous transactions: (1) the repurchase by Valence of approximately 74% of the outstanding shares of Valence from SRS and (2) the purchase by Noblehigh of the remaining outstanding shares of Valence from SRS for $4.3 million. Valence will repurchase shares from SRS using its existing cash, cash equivalents and other current assets, all of which are already reflected on SRS’s balance sheet. The purchase price is subject to adjustment dependent upon Valence’s net current assets as of June 30, 2006 as determined by the parties’ auditors.

In connection with the sale of Valence to Noblehigh, management personnel of Valence (other than Reivlin Cham) will execute Waiver of Change of Control agreements to confirm that they are not entitled to any payments or other benefits as a result of the sale of Valence. As a result of the sale of Valence, Reivlin Cham, Vice President Finance of Valence, will be entitled to receive approximately $156,000 as a result of a Change of Control Agreement. The change of control payment to Mr. Cham will be payable by SRS. Also, subject to the sale of Valence, SRS will repurchase from Management Buyers up to 550,000 shares of SRS common stock, which such individuals may obtain through the exercise of vested employee stock options. The repurchase price payable for such shares shall be equal the average closing price of SRS common stock for the 10 trading days prior to the closing date of the sale of Valence. The repurchase of any shares from the Management Buyers will occur concurrently with the closing of the sale of Valence.

The Purchase Agreement contains customary representations, covenants, warranties, indemnification and termination provisions. The closing of the sale of Valence is subject to a number of conditions, including the approval of the transaction by the shareholders of Willas-Array.

Incorporation by Reference

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the actual agreement, which is filed as an exhibit to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)         Exhibits

Exhibit No.	Description

2.1

Sale and Purchase Agreement Relating to Ordinary Shares in the Issued Share Capital of Valence Tech Ltd dated July 14, 2006 between SRS Labs, Inc. and Noblehigh Enterprises Inc. and Willas-Array Electronics (Holdings) Ltd.

2.2	Deed of Indemnity between SRS Labs, Inc. and Noblehigh Enterprises Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: July 14, 2006	By:	/S/ ULRICH GOTTSCHLING
Ulrich Gottschling
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Sale and Purchase Agreement Relating to Ordinary Shares in the Issued Share Capital of Valence Tech Ltd dated July 14, 2006 between SRS Labs, Inc. and Noblehigh Enterprises Inc. and Willas-Array Electronics (Holdings) Ltd.

2.2	Deed of Indemnity between SRS Labs, Inc. and Noblehigh Enterprises Inc.